CUSIP No. 561693 10 2                                          Page 1 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)[FN1]

                       The Management Network Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   561693 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


--------
[FN]
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 561693 10 2                                          Page 2 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                Behrman Capital
     I.R.S. Identification                   II L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     12,386,185 shares of
Shares Beneficially          Power           Common Stock
Owned by Each
Reporting Person
With:
                        --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-
                        --------------------------------------------------------
                        7)   Sole Disposi-   12,386,185 shares of
                             tive Power      Common Stock
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-
                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           12,386,185 shares of
     Owned by Each Reporting Person          Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                42.7%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN


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CUSIP No. 561693 10 2                                          Page 3 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                Strategic
     I.R.S. Identification                   Entrepreneur
     No. of Above Person                     Fund II, L.P.
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                     Delaware
     of Organization

--------------------------------------------------------------------------------
Number of               5)   Sole Voting     81,097 shares of
Shares Beneficially          Power           Common Stock
Owned by Each
Reporting Person
With:
                        --------------------------------------------------------
                        6)   Shared Voting
                             Power                -0-
                        --------------------------------------------------------
                        7)   Sole Disposi-   81,097 shares of
                             tive Power      Common Stock
                        --------------------------------------------------------
                        8)   Shared Dis-
                             positive Power       -0-
                        --------------------------------------------------------

9)   Aggregate Amount Beneficially           81,097 shares of
     Owned by Each Reporting Person          Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                0.3%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                  PN


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CUSIP No. 561693 10 2                                          Page 4 of 5 Pages


                                  SCHEDULE 13G

          Reference is hereby made to the statement on Schedule 13G originally filed on February 11, 2000 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 -        Ownership.

                (a)  Amount Beneficially Owned:

                BC II:  12,386,185 shares of Common Stock
                SEF II: 81,097 shares of Common Stock

                (b)  Percent of Class:

                BC II:  42.7%
                SEF II: 0.3%

                (c)  Number of shares as to which such person has:

                (i)  sole power to vote or to direct the vote:

                BC II:  12,386,185 shares of Common Stock
                SEF II: 81,097 shares of Common Stock

                (ii)  shared power to vote or to direct the vote:  -0-

                (iii) sole power to dispose or to direct the disposition of:

                BC II:  12,386,185 shares of Common Stock
                SEF II: 81,097 shares of Common Stock

                (iv) shared power to dispose or to direct the disposition of: -0-



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CUSIP No. 561693 10 2                                          Page 5 of 5 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      BEHRMAN CAPITAL II L.P.
                                      By: Behrman Brothers L.L.C., General
                                          Partner


                                      By /s/ Darryl G. Behrman
                                        -------------------------------------
                                           Managing Member


                                      STRATEGIC ENTREPRENEUR FUND II, L.P.


                                      By /s/ Darryl G. Behrman
                                        -------------------------------------
                                           General Partner



Dated: January 29, 2001



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